Exhibit 99.1

PRESS RELEASE
Source: Steel Excel Inc.

Steel Excel Inc. Reports 2014 Second Quarter Financial Results

WHITE PLAINS, N.Y., August 7, 2014 – Steel Excel Inc. (Other OTC: SXCL) (“Steel Excel” or the “Company”), which operates Energy and Sports segments, today announced operating results for the second quarter and six months ended June 30, 2014. The results are summarized in the following paragraphs. For a full discussion of the results, please see the Company's quarterly report on Form 10-Q for the quarterly period ended June 30, 2014, which can be found at www.steelexcel.com.

Steel Excel reported net revenues of $51.9 million for the second quarter of 2014, as compared to $28.8 million for the same period of 2013. Income from continuing operations before income taxes and equity method income was $5.2 million in the second quarter of 2014, as compared to $0.7 million in the 2013 period. Net income attributable to Steel Excel for the second quarter of 2014 was $8.7 million, or $0.73 per diluted common share, as compared to $1.1 million, or $0.08 per diluted common share, for the same period in 2013.

For the six months ended June 30, 2014, Steel Excel reported net revenues of $97.1 million, as compared to $55.1 million for the same period of 2013. Income from continuing operations before income taxes and equity method income was $8.8 million in the first six months of 2014, as compared to $2.4 million in the 2013 period. Net income attributable to Steel Excel for the first six months of 2014 was $13.1 million, or $1.10 per diluted common share, as compared to $4.4 million, or $0.34 per diluted common share, for the same period in 2013.

For the second quarter of 2014, net revenues in the Energy segment were $47.2 million compared to $27.1 million in the 2013 quarter; net revenues in the Sports segment were $4.8 million in the 2014 quarter, compared to $1.7 million in the comparable 2013 period. For the six months ended June 30, 2014, net revenues in the Energy segment were $91.1 million compared to $53.1 million in the 2013 period; net revenues in the Sports segment were $6.0 million in the first six months of 2014, compared to $2.0 million in the comparable 2013 period.

The Company generated Adjusted EBITDA of $11.1 million in the second quarter of 2014, as compared to Adjusted EBITDA of $6.6 million in the 2013 quarter, an increase of $4.5 million or 67.8%. For the six months ended June 30, 2014, the Company generated Adjusted EBITDA of $17.8 million, as compared to Adjusted EBITDA of $12.2 million in the 2013 period, an increase of $5.6 million or 46.1%. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

In June 2014, following stockholder approval and authorization from its board of directors, the Company effected a 1-for-500 reverse stock split immediately followed by a 500-for-1 forward stock split.  As a result of these actions the Company bought back approximately 295,000 shares of its common stock.  As of June 30, 2014, there were 11,545,330 shares of common stock outstanding.

The Company previously provided revenue and Adjusted EBITDA guidance for the year ended December 31, 2014, of $180.0 million to $220.0 million and $35.0 million to $43.0 million, respectively, in its earnings release filed with a Current Report on Form 8-K dated May 9, 2014.  Based on current information, the Company anticipates full year 2014 revenue and Adjusted EBITDA to be in the range of $175.0 million to $215.0 million and $33.0 million to $41.0 million, respectively; the Company anticipates revenue and Adjusted EBITDA for the third quarter of 2014 to be in the range of $46.5 million to $56.5 million and $9.5 million to $11.5 million, respectively.

Financial Summary

Statements of Operations Data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands, except per-share data)
Net revenues	$51,924	$28,761	$97,083	$55,112
Gross profit	$15,738	$8,705	$26,587	$16,391
Operating income	$4,023	$728	$3,969	$702

Income from continuing operations before income taxes and equity method income	$5,165	$696	$8,760	$2,432
Benefit from income taxes	693	384	2,596	2,017
Income from equity method investees	2,874	—	1,441	—
Net income from continuing operations	8,732	1,080	12,797	4,449
Loss from discontinued operations	—	(194)	—	(589)
Net income	8,732	886	12,797	3,860
Net loss attributable to non-controlling interests in consolidated entities	11	185	337	521
Net income attributable to Steel Excel Inc.	$8,743	$1,071	$13,134	$4,381

Net income attributable to Steel Excel Inc. per share of common stock - basic	$0.74	$0.08	$1.10	$0.34
Net income attributable to Steel Excel Inc. per share of common stock - diluted	$0.73	$0.08	$1.10	$0.34

Balance Sheet Data:

	June 30, 2014	December 31, 2013
	(in thousands)
Cash and marketable securities	$226,695	$252,087
Restricted cash	20,010	—
Property and equipment	109,335	105,890
Goodwill and intangible assets	109,029	113,180
Other investments	66,111	34,183
Other assets	43,324	33,366
Total assets	$574,504	$538,706

Total liabilities	$145,658	$114,771
Total stockholders' equity	428,846	423,935
Total liabilities and stockholders' equity	$574,504	$538,706

Segment Results

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)
Net revenues:
Energy	$47,153	$27,071	$91,066	$53,110
Sports	4,771	1,690	6,017	2,002
Total net revenues	$51,924	$28,761	$97,083	$55,112

Operating income (loss):
Energy	$7,905	$3,392	$13,372	$6,619
Sports	(10)	(307)	(2,042)	(1,293)
Total segment operating income	7,895	3,085	11,330	5,326
Corporate and other business activities	(3,872)	(2,357)	(7,361)	(4,624)
Interest income, net	488	1,246	1,209	1,869
Other income (expense), net	654	(1,278)	3,582	(139)
Income from continuing operations before income taxes and equity method income	$5,165	$696	$8,760	$2,432

Supplemental Non-GAAP Disclosures

Consolidated Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)
Net income attributable to Steel Excel	$8,743	$1,071	$13,134	$4,381
Net loss attributable to non-controlling interests in consolidated entities	(11)	(185)	(337)	(521)

Net income	8,732	886	12,797	3,860
Interest income, net	(488)	(1,246)	(1,209)	(1,869)
Benefit for income taxes	(693)	(384)	(2,596)	(2,017)
Income from equity method investees	(2,874)	—	(1,441)	—
Depreciation and amortization	6,014	4,831	12,177	9,825
Loss from discontinued operations	—	194	—	589
Non-cash stock-based compensation	1,066	1,057	1,683	1,677
Other expense (income), net	(654)	1,278	(3,582)	139

Consolidated Adjusted EBITDA from continuing operations	$11,103	$6,616	$17,829	$12,204

Adjusted EBITDA by Segment

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)
Energy	$13,517	$8,075	$24,778	$16,157
Sports	392	$(160)	(1,270)	$(1,006)
Corporate and other business activities	(2,806)	(1,299)	(5,679)	(2,947)
Total	$11,103	$6,616	$17,829	$12,204

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA". The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about Steel Excel, its business, and its financial condition. The Company defines Adjusted EBITDA as net income from continuing operations before the effects of realized and unrealized gains or losses, interest income or expense, income taxes, and depreciation and amortization, and excludes certain non-recurring and non-cash items including stock-based compensation. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized and unrealized losses, interest income or expense, and income taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses;

•	Adjusted EBITDA does not reflect the Company's interest income or expense;

•	Adjusted EBITDA does not reflect the Company's income tax provision or benefit or the cash requirements to pay its income taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include stock-based compensation;

•	Adjusted EBITDA does not include asset impairments;

•	Adjusted EBITDA does not include the income or losses of equity-method investees;

•	Adjusted EBITDA does not include discontinued operations; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing the Company.

Adjusted EBITDA is derived from net income attributable to Steel Excel, and that calculation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

About Steel Excel

Steel Excel, through its two business segments, Energy and Sports, is committed to acquiring, strengthening and growing profitable businesses. The Energy segment provides drilling and production services to the oil and gas industry. The Sports segment provides event-based sports services and other health-related services.

The Company is based in White Plains, N.Y. (Other OTC: SXCL). Website: www.steelexcel.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company's current expectations and projections about its future results, performance, prospects, and opportunities. The Company has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2014 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include, but are not limited to, our ability to deploy our capital in a manner that maximizes stockholder value; the ability to identify suitable acquisition candidates or business and investment opportunities; the inability to realize the benefits of our net operating losses; the ability to consolidate and manage our newly acquired businesses; fluctuations in demand for our services; the hazardous nature of operations in the oilfield services industry, which could result in personal injury, property damage or damage to the environment; environmental and other health and safety laws and regulations, including those relating to climate change, and general economic conditions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2013, for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

CONTACT:	James F. McCabe, Jr.
Chief Financial Officer
(212) 520-2300
jmccabe@steelpartners.com